Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-123813, No. 333-134162, No. 333-140848, No. 333-167602, No. 333-180970 and No. 333-204028 on Form S-8 of our reports dated February 20, 2018, relating to the consolidated financial statements and financial statement schedule of Graco Inc. and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Graco Inc. for the year ended December 29, 2017.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 20, 2018